Exhibit 99.1

Revelation Biosciences Reaches Agreement with FDA on Gemini Approval Pathway for AKI

- Single Phase 2/3 Adaptive Study Design -

- Clinically Relevant, Objective Composite Endpoint -

SAN DIEGO, CA - January 21, 2026 - Revelation Biosciences, Inc. (NASDAQ:REVB) (the "Company" or "Revelation"), a clinical-stage life sciences company that is focused on rebalancing inflammation, announced that the Company has reached agreement with the FDA on an approval pathway for Gemini as a treatment for Acute Kidney Injury (AKI). The two key agreements were 1) a clinically relevant and objective composite endpoint comprising death and/or need for dialysis, and 2) positive data from a single well-controlled Phase 2/3 adaptive design clinical study, comprising approximately 300 patients, would be sufficient for submission of a new drug application (NDA). This agreement significantly advances Gemini toward becoming a paradigm altering treatment available for patients suffering from AKI, a significant unmet medical need.

"We are grateful for the collaborative feedback from FDA on the Gemini program, which provides us a clear and expedient path forward for seeking approval of Gemini as a treatment for AKI," said, James Rolke, Chief Executive Officer of Revelation. "As we enter this exciting phase of development, the Revelation team will remain focused on completing the key activities required for the successful execution of this pivotal study."

Revelation reached agreement with FDA on a single adaptive clinical study design with a clearly defined and achievable patient-centered endpoint. The advantage of an adaptive design Phase 2/3 study is the ability to transition rapidly from Phase 2 to Phase 3, with an opportunity to sufficiently power the Phase 3 portion of the study. The planned adaptive Phase 2/3 design will be a randomized, double-blind, placebo-controlled study, and will be comprised of two parts. Part 1 will evaluate different dosing regimens vs placebo and part 2 will be conducted as a Phase 3 study using the safest dosing regimen identified in part 1. Data from both part 1 and part 2 can be used in the primary and secondary endpoint analyses. The primary endpoint will be a composite of measures including death and/or the need for dialysis.

The American Hospital Association states that approximately 34 million people are admitted to US hospitals each year. It was found that 20% or approximately 6.8 million patients admitted to hospitals had AKI by the University of Florida. The CDC says Medicare in 2015 alone had an annual expenditure of over $10 billion and growing for AKI, with spending for AKI related costs of approximately $42,077 per patient. The only treatment for severe AKI is dialysis which increases the potential for worse outcomes including death, therefore Gemini could be the first available therapy for this significant unmet medical need. This data is an indication of how large the AKI market is and the potential for Gemini.

Over the course of 2026, Revelation will continue to build the infrastructure required to successfully conduct this clinical study, including engagement of a top-tier clinical research organization specializing in hospital-based renal studies, establishing an expert panel of scientific advisors, and completing the manufacture of clinical drug supply. Revelation is working expeditiously toward initiating the Phase 2/3 study.

About Gemini

Gemini is the Company's proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®), a toll-like receptor 4 (TLR4) agonist. TLR4 stimulation with Gemini rebalances the innate immune response and has been demonstrated to have the potential to treat acute and chronic diseases associated with dysregulated inflammation. Gemini is currently being evaluated as a potential treatment for acute kidney injury (GEM-AKI). Gemini is also being developed as a treatment for chronic kidney disease (GEM-CKD), as a treatment to reduce hyperinflammation and infection associated with severe burn (GEM-PBI), and as a treatment to prevent post-surgical infection (GEM-PSI). The potential of Gemini to correct dysregulated inflammation has been demonstrated in multiple preclinical models of AKI, CKD, and infection, as well as in two phase 1 clinical studies. See additional detail here.

About AKI

Acute Kidney Injury or AKI, also known as acute renal failure, is defined as a rapid loss of kidney function. AKI causes a build-up of waste products in blood and makes it more difficult for kidneys to maintain the correct balance of fluid in the body. AKI can also significantly impact other organs such as the brain, heart, and lungs. Severe AKI requiring dialysis significantly increases the likelihood of worse outcomes including longer time in an ICU, potential to develop chronic kidney disease, and death.

AKI is a major cause of morbidity and mortality, affecting more than 10% of all hospitalized patients and more than 50% of patients admitted to intensive care units. Renal replacement therapy (dialysis) is still the only therapeutic option in the treatment of the consequences of severe AKI and is required in approximately 20% of all critically ill patients. AKI is associated with high mortality rates, and even among those who survive, up to 40% later develop chronic kidney disease or progress to end-stage renal disease. As such, new therapies to treat AKI are urgently needed.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on rebalancing inflammation using its proprietary formulation, Gemini. Revelation has multiple ongoing programs to evaluate Gemini as a treatment for acute kidney injury, a treatment of chronic kidney disease, prevention of post-surgical infection, and a treatment to reduce hyperinflammation and infection associated with severe burn.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management's expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation's product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation's balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contact

Mike Porter
Investor Relations
Porter LaVay & Rose Inc.
Email: mike@plrinvest.com

Chester Zygmont, III
Chief Financial Officer
Revelation Biosciences Inc.
Email: czygmont@revbiosciences.com